Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159302
Registration No. 333-161343

PROSPECTUS SUPPLEMENT
To Prospectus dated May 26, 2009

7,000,000 Shares
MAKO SURGICAL CORP.
Common Stock
$7.25 per share

•	MAKO Surgical Corp. is offering 7,000,000 shares.	•	Trading symbol: NASDAQ Global Market – MAKO

•	The last reported sale price of our common stock on August 13, 2009 was $7.72 per share.

This investment involves risk. See “Risk Factors” beginning on page S-4 in this prospectus supplement.

	Per Share	Total
Public offering price	$7.250	$50,750,000
Underwriting discount	$0.435	$3,045,000
Proceeds, before expenses, to MAKO Surgical Corp.	$6.815	$47,705,000

The underwriters have a 30-day option to purchase up to 1,050,000 additional shares of common stock from us to cover over-allotments, if any.

Entities affiliated with Skyline Venture Partners V, L.P. and Montreux Equity Partners IV, L.P., which are each principal stockholders of MAKO Surgical Corp., have indicated an interest in purchasing an aggregate of approximately 1,390,000 shares of common stock in this offering. Each of the aforementioned entities is affiliated with a member of MAKO Surgical Corp.’s board of directors. Because these indications of interest are not binding agreements or commitments to purchase, any or all of these stockholders may elect not to purchase any shares in this offering, or MAKO Surgical Corp.’s underwriter may elect not to sell any shares in this offering to any or all of these stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager
 Piper Jaffray

Leerink Swann

The date of this prospectus supplement is August 14, 2009.

This prospectus incorporates by reference important information. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information” appearing below before deciding to invest in our shares.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and related matters. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

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All references in this prospectus supplement and the accompanying prospectus to “MAKO Surgical,” “MAKO,” “the Company,” “we,” “us,” “our,” or similar references refer to MAKO Surgical Corp., except where the context otherwise requires or as otherwise indicated.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free-writing prospectus that we authorize to be distributed to you. We have not, and the underwriter has not, authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus are complete and accurate as of the date the information is presented, but the information may have changed since that date.

We have received or applied for trademark registration of and/or claim trademark rights, including in the following marks that appear in this prospectus: “MAKOplasty®,” “RIO®,” “RESTORIS®,” “Tactile Guidance System” and “TGS,” as well as in the MAKO Surgical Corp. “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” All other trademarks, trade names and service marks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are an emerging medical device company that markets our advanced robotic arm solution and orthopedic implants for minimally invasive orthopedic knee procedures. We offer MAKOplasty, an innovative, restorative surgical solution that enables orthopedic surgeons to consistently, reproducibly and precisely treat patient specific, early to mid-stage osteoarthritic knee disease.

Corporate Information

We were incorporated in Delaware in November 2004 under the name MAKO Surgical Corp. The address of our principal executive office is 2555 Davie Road, Fort Lauderdale, Florida 33317, and our telephone number is (954) 927-2044. Our website address is www.makosurgical.com. We do not incorporate the information on our website into this prospectus supplement and the accompanying prospectus, and you should not consider it part of this prospectus supplement and the accompanying prospectus.

THE OFFERING

Common stock offered by us	7,000,000 shares

Common stock to be outstanding after this offering	32,133,711 shares

Offering price	$7.25 per share

Over-allotment option	The underwriters have a 30-day option to purchase up to 1,050,000 additional shares of common stock from MAKO Surgical Corp. to cover over-allotments, if any.

Purchases by affiliates

Entities affiliated with Skyline Venture Partners V, L.P. and Montreux Equity Partners IV, L.P., which are each principal stockholders of ours, have indicated an interest in purchasing an aggregate of approximately 1,390,000 shares of common stock in this offering. Each of the aforementioned entities is affiliated with a member of our board of directors. Because these indications of interest are not binding agreements or commitments to purchase, any or all of these stockholders may elect not to purchase any shares in this offering, or our underwriters may elect not to sell any shares in this offering to any or all of these stockholders.

Use of proceeds

We intend to use the net proceeds from this offering to support commercialization, sales, marketing and general administrative activities, for research and product development activities and to fund working capital and other general corporate purposes. See the section titled “Use of Proceeds.”

Risk factors

You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement (including Item 1A, Risk Factors, contained in Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009) for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Global Market Symbol	MAKO

Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

The number of shares of common stock that will be outstanding immediately after this offering is based on 25,133,711 shares of common stock outstanding as of August 3, 2009 and excludes:

•	2,076,000 shares of common stock issuable upon the exercise of outstanding warrants as of August 3, 2009, with a weighted average exercise price of $6.26 per share;

•	3,536,000 shares of common stock issuable upon the exercise of outstanding options as of August 3, 2009, with a weighted average exercise price of $6.59 per share; and

•

785,000 shares of common stock reserved for future issuance under our stock-based compensation plans as of August 3, 2009 consisting of 216,000 shares of common stock reserved for issuance under our 2008 Omnibus Incentive Plan and 569,000 shares of common stock reserved for issuance under our 2008 Employee Stock Purchase Plan.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q as well as all of the other information contained in this prospectus supplement and the accompanying prospectus, and incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes, before investing in our common stock. If any of the possible events described in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

FORWARD-LOOKING INFORMATION

This prospectus and any other offering material, and the documents incorporated by reference in this prospectus and any other offering material, contain statements that we believe to be “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by or that include the words “believe,” “could,” “expect,” “intend,” “may,” “anticipate,” “plan,” “predict,” “potential,” “estimate” or similar expressions. These statements include, but are not limited to, statements related to:

•	the nature, timing and number of planned new product introductions;

•	market acceptance of the MAKOplasty® solution;

•

the future availability from third-party suppliers, including single source suppliers, of implants and components of our Tactile Guidance System™, or TGS™, and our RIO® Robotic Arm Interactive Orthopedic system, or RIO system;

•	the anticipated adequacy of our capital resources to meet the needs of our business;

•	our ability to sustain, and our goals for, sales and earnings growth including projections regarding systems installations; and

•	our success in achieving timely approval or clearance of products with domestic and foreign regulatory entities.

Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on the current estimates and assumptions of our management as of the date on which such statements are made and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond our ability to control or predict. Such factors, among others, may have a material adverse effect on our business, financial condition and results of operations and may include the following:

•

the potentially significant impact of a further or continued economic downturn on the ability of our customers to secure adequate funding to buy our products or cause our customers to delay a purchasing decision,

•	changes in competitive conditions and prices in our markets,

•	unanticipated issues relating to product releases,

•	decreases in sales of our principal product lines,

•	increases in expenditures related to increased governmental regulation of our business,

•	unanticipated issues in securing regulatory clearance or approvals for upgrades or changes to our products,

•	unanticipated issues associated with any healthcare reform that may be enacted,

•	loss of key management and other personnel or inability to attract such management and other personnel and

•	unanticipated intellectual property expenditures required to develop and market our products.

These and other risks are described in greater detail under Item 1A, Risk Factors, contained in Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. You are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward-looking statements contained in this prospectus will prove to be accurate. The inclusion of a forward-looking statement in this prospectus should not be regarded as a representation by us that our objectives will be achieved.

We urge you to consider these factors before investing in our common stock. We caution you not to place undue reliance on forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of our common stock in this offering will be approximately $47.2 million, or approximately $54.4 million if the underwriters exercise in full their over-allotment option to purchase 1,050,000 additional shares of common stock, in each case after deducting estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to support commercialization, sales, marketing and general administrative activities, for research and product development activities and to fund working capital and other general corporate purposes.

The amount and timing of our expenditures will depend on several factors, including the progress of our commercialization activities and research and development efforts and the amount of cash used by our operations. Pending their uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

If you purchase our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. Net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets (total assets less intangible assets) less total liabilities. As of June 30, 2009, we had a historical net tangible book value of our common stock of approximately $48,288,000, or approximately $1.92 per share.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of common stock offered in this offering at a public offering price of $7.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2009 would have been approximately $95,493,000, or approximately $2.98 per share of common stock. This represents an immediate increase in net tangible book value of approximately $1.06 per share to existing stockholders, and an immediate dilution of approximately $4.27 per share to investors participating in this offering.

The following table illustrates this per share dilution:

Public offering price per share		$7.25
Historical net tangible book value per share as of June 30, 2009	$1.92
Increase in net tangible book value per share after this offering	$1.06
Net tangible book value per share after this offering		$2.98
Dilution per share to investors participating in this offering		$4.27

If the underwriters exercise in full their option to purchase 1,050,000 additional shares of common stock at the public offering price of $7.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2009 would have been approximately $102,649,000, or approximately $3.10 per share of common stock. This represents an immediate increase in net tangible book value of approximately $1.18 per share to existing stockholders, and an immediate dilution of approximately $4.15 per share to investors participating in this offering.

The above discussion and tables also assume no exercise of any outstanding warrants or stock options. As of June 30, 2009, there were:

•	2,076,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $6.26 per share

•	3,544,000 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $6.55 per share; and

•

817,000 shares of common stock reserved for future issuance under our 2008 Omnibus Incentive Plan and our 2008 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under these benefit plans.

To the extent that any of these warrants or options are exercised, new options or other rights to acquire shares of our common stock are issued under our benefit plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

Underwriter	Number of Shares
Piper Jaffray & Co.	4,900,000
Leerink Swann LLC	2,100,000
Total	7,000,000

The underwriters have advised us that they propose to offer the shares to the public at $7.25 per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $0.215 per share. After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional 1,050,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$0.435	$0.435
Total	$3,045,000	$3,501,750

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $500,000, which includes $150,000 that we have agreed to reimburse the underwriters for the fees incurred by them in connection with this offering.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors, executive officers and certain principal stockholders have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 90 days after the date of this prospectus supplement. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Piper Jaffray. The lock-up agreements provide exceptions for (1) sales to underwriters pursuant to the purchase agreement, (2) our sales in connection with the exercise of options granted and the granting of options to purchase additional shares under the our existing stock option plans, (3) the transfer of shares of our common stock to us in satisfaction of withholding obligations upon exercise or vesting of equity awards, (4) transfers to others as gifts or for bona fide estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms, and (5) certain other exceptions.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the underwriters waive the extension in writing.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, some underwriters (and selling group members) may also engage in passive market making transactions in the common stock on the Nasdaq Global Market. Passive market making consists of displaying bids on the Nasdaq Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission, or SEC, limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus supplement in electronic format may be made available on the web sites maintained by the underwriters and the underwriters may distribute prospectuses and prospectus supplements electronically.

From time to time in the ordinary course of their respective businesses, Piper Jaffray, Leerink Swann LLC and certain of their respective affiliates may in the future engage in commercial banking or investment banking transactions with us and our affiliates.

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services. The transfer agent and registrar’s address is 480 Washington Blvd., Jersey City, New Jersey, 07310.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (i) persons outside the United Kingdom or (ii) persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents. For purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in the United Kingdom.

LEGAL MATTERS

Foley & Lardner LLP will pass upon the validity of the common stock being offered by this prospectus. The underwriters are being represented by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

The financial statements of MAKO Surgical Corp. appearing in MAKO Surgical Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the shares of common stock offered by this prospectus. This prospectus supplement and the accompanying prospectus are a part of the registration statement, but do not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington DC, 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in the prospectus.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 12, 2009;

•	our Definitive Proxy Statement on Schedule 14A filed on April 30, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed on May 7, 2009 and August 5, 2009, respectively;

•	our Current Reports on Form 8-K (excluding any portions thereof that are deemed to be furnished and not filed) filed February 13, 2009, February 20, 2009, April 28, 2009, and May 28, 2009; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed February 14, 2008, and any amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of the documents with the SEC.

We will provide to each person to whom a prospectus is delivered a copy of any of the filings incorporated by reference into this prospectus, at no cost, upon written or oral request directed to us at the following address or telephone number:

Investor Relations MAKO Surgical Corp. 2555 Davie Road Fort Lauderdale, FL 33317 (954) 927-2044 investorrelations@makosurgical.com

You can also find these filings on our website at www.makosurgical.com. However, we are not incorporating the information on our website other than these filings into this prospectus supplement or the accompanying prospectus.

Prospectus

MAKO SURGICAL CORP.

DEBT SECURITIES COMMON STOCK PREFERRED STOCK
WARRANTS
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings.

This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms of the securities, including the offering prices, in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the NASDAQ Global Market under the symbol “MAKO.”

Investment in our securities involves risks. See “Risk Factors” in our most recent Annual Report on Form 10-K and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered in an investment of the securities which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 26, 2009.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, in this prospectus, “MAKO,” “company,” “we,” “us,” “our” and “ours” refer to MAKO Surgical Corp.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus

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supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have received or applied for trademark registration of and/or claim trademark rights, including the following marks that appear in this prospectus: “MAKOplasty®,” “RIO,” “RESTORIS®,” “Tactile Guidance System” and “TGS,” as well as in the MAKO Surgical Corp. “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” Any other trademarks, trade names and service marks appearing in this prospectus or incorporated by reference are the property of their respective owners.

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MAKO SURGICAL CORP.

We are a medical device company that markets our advanced robotic arm solution and orthopedic implants for minimally invasive orthopedic knee procedures. We offer MAKOplasty, an innovative, restorative surgical solution that enables orthopedic surgeons to consistently, reproducibly and precisely treat patient specific, early to mid-stage osteoarthritic knee disease.

MAKOplasty is performed using our proprietary, U.S. Food and Drug Administration cleared robotic arm system and proprietary knee resurfacing implants. Our robotic arm systems, branded as our first generation Tactile Guidance System and our second generation RIO Robotic Arm Interactive Orthopedic system utilize tactile guided robotic arm technology and patient specific visualization to prepare the knee joint for the insertion and alignment of our resurfacing implants through a small incision in a minimally invasive, bone preserving and tissue sparing procedure. Our RESTORIS family of knee implants is designed to enable minimally invasive restoration of one or two of the diseased compartments of the knee joint. We believe MAKOplasty will empower physicians to address the needs of the large and growing, yet underserved, population of patients with early to mid-stage osteoarthritic knee disease who desire a restoration of quality of life and reduction of pain, but for whom current surgical treatments are not appropriate or desirable due to the highly invasive nature of such procedures, the slow recovery and the substantial costs of rehabilitation, medication and hospitalization.

We are a Delaware corporation and our principal executive offices are located at 2555 Davie Road, Fort Lauderdale, Florida 33317. Our telephone number is (954) 927-2044. Our website address is www.makosurgical.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND AND ACCRETION REQUIREMENTS

The following table presents our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend and accretion requirements for the periods presented.

	The Company						Predecessor(1)
	Three Months Ended March 31, 2009					Nov. 12, 2004 through Dec. 31, 2004	Jan. 1, 2004 through Nov.11, 2004

		Years Ended December 31,
		2008	2007	2006	2005
Ratio of earnings to fixed charges	(2)	(2)	(2)	(2)	(2)	(2)	(1)
Ratio of earnings to combined fixed charges and preferred stock dividend and accretion requirements	(3)	(4)	(4)	(4)	(4)	(4)	(1)

(1)

We were formed in November 2004 to be the successor of the computer assisted surgery, or CAS, and haptic robotics business of Z-Kat, Inc., a company founded in 1997 to develop CAS technologies. Z-Kat, Inc. is considered to be our “Predecessor.” The financial information for the period from January 1, 2004 to November 11, 2004 has been derived from the Predecessor’s statement of operations. The Predecessor’s deficiency of earnings available to fixed charges and deficiency of earnings available to combined fixed charges and preferred stock dividend and accretion for the period from January 1, 2004 to November 11, 2004 was $4.4 million and $5.2 million, respectively.

(2)

Earnings for the three months ended March 31, 2009, for the years ended December 31, 2008, 2007, 2006 and 2005, and for the period from November 12, 2004 through December 31, 2004 were inadequate to cover total fixed charges. The coverage deficiencies for the three months ended March 31, 2009, for the years ended December 31, 2008, 2007, 2006 and 2005, and for the period from November 12, 2004 through December 31, 2004 were $8.9 million, $37.1 million, $20.7 million, $10.6 million, $5.1 million and $1.0 million, respectively.

(3)

All outstanding shares of our preferred stock were converted to common stock immediately prior to the closing of our initial public offering on February 20, 2008. Accordingly, we did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the three months ended March 31, 2009.

(4)

Earnings for the years ended December 31, 2008, 2007, 2006 and 2005, and for the period from November 12, 2004 through December 31, 2004 were inadequate to cover combined fixed charges and preferred stock dividend and accretion requirements. The coverage deficiencies for the years ended December 31, 2008, 2007, 2006 and 2005, and for the period from November 12, 2004 through December 31, 2004 were $37.6 million, $24.3 million, $12.5 million, $6.3 million and $1.1 million, respectively.

For purposes of calculating the ratios of consolidated earnings to fixed charges, earnings before income taxes and fixed charges are divided by fixed charges. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of debt discount and expenses and the estimated interest component of rent expense.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities and provisions of the indenture that will govern the debt securities, and is not complete. We will describe the particular terms of any debt securities in the prospectus supplement relating to those debt securities.

The debt securities will be our senior debt securities and will be issued under an indenture between us and a trustee, a form of which is incorporated by reference into this prospectus and attached as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” We refer to this indenture as the “indenture.”

The following is a summary of some provisions of the indenture. The following summary does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions of specified terms used in the indenture, and the debt securities. We encourage you to read the indenture and the debt securities because they, and not this description, set forth your rights as a holder of our debt securities. We will describe the particular terms of any debt securities in the prospectus supplement relating to those debt securities. Parenthetical section references under this heading are references to sections in the indenture unless we indicate otherwise.

General Terms

The indenture does not limit the amount of debt securities that we may issue. (Section 301). The indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. None of our subsidiaries, if any, will have any obligations with respect to the debt securities. Therefore, our rights and the rights of our creditors, including holders of senior debt securities and subordinated debt securities, to participate in the assets of any subsidiary will be subject to the prior claims of the creditors of any such subsidiaries.

We may issue the debt securities in one or more separate series of senior debt securities. (Section 301). The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities and the series in which the debt securities will be included;

•	the authorized denominations and aggregate principal amount of the debt securities;

•	the date or dates on which the principal and premium, if any, are payable;

•	the rate or rates per annum at which the debt securities will bear interest, if there is any interest, or the method or methods of calculating interest and the date from which interest will accrue;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the dates on which the interest will be payable and the corresponding record dates;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which, the debt securities may be redeemed, in whole or in part, at our option;

•	any obligation to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

•	the portion of the principal amount of the debt securities payable upon declaration of the acceleration of the maturity of the debt securities;

•	the person to whom any interest on any debt security will be payable if other than the person in whose name the debt security is registered on the applicable record date;

•	any events of default, covenants or warranties applicable to the debt securities;

•	if applicable, provisions related to the issuance of debt securities in book-entry form;

•	the currency, currencies or composite currency of denomination of the debt securities;

•	the currency, currencies or composite currencies in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	whether and under what conditions we will pay additional amounts to holders of the debt securities;

•	the terms and conditions of any conversion or exchange provisions in respect of the debt securities;

•	the terms pursuant to which our obligation under the indenture may be terminated through the deposit of money or government obligations; and

•	any other specific terms of the debt securities not inconsistent with the indenture. (Section 301).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless the applicable prospectus supplement specifies otherwise, we will issue the debt securities in fully registered form without coupons. If we issue debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities.

U.S. Federal Income Tax Considerations

We may issue the debt securities as original issue discount securities, bearing no interest or bearing interest at a rate, which, at the time of issuance, is below market rates, to be sold at a substantial discount below their principal amount. We will describe some special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Payment, Registration, Transfer and Exchange

Subject to any applicable laws or regulations, we will make payments on the debt securities at a designated office or agency, unless the applicable prospectus supplement otherwise sets forth. At our option, however, we may also make interest payments on the debt securities in registered form:

•	by checks mailed to the persons entitled to interest payments at their registered addresses; or

•	by wire transfer to an account maintained by the person entitled to interest payments as specified in the security register.

Unless the applicable prospectus supplement otherwise indicates, we will pay any installment of interest on debt securities in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for that installment of interest. (Section 307). If a holder wishes to receive payment by wire transfer, the holder should provide the paying agent with written wire transfer instructions at least 15 days prior to the payment date.

Unless the applicable prospectus supplement otherwise sets forth, debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange. (Section 305).

Book-Entry Procedures

The applicable prospectus supplement for each series of debt securities will state whether those debt securities will be subject to the following provisions.

Unless debt securities in physical form are issued, the debt securities will be represented by one or more fully-registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company, which we refer to in this prospectus as DTC, and registered in its name or in the name of Cede & Co. or other nominee of DTC. No holder of debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

DTC has advised us that:

•	DTC is:

	•	a “banking organization” within the meaning of the New York banking law;

	•	a limited purpose trust company organized under the New York banking law;

	•	a member of the Federal Reserve System;

	•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

	•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended.

•

DTC holds securities for DTC participants and facilitates the settlement of securities transactions between DTC participants through electronic book-entry transfers and pledges, thereby eliminating the need for physical movement of certificates.

•	DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the debt securities may do so only through DTC participants. In addition, holders of the debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the debt securities. Under the book-entry system, holders of debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

DTC participants will be responsible for distributions to holders of debt securities, which distributions will be made in accordance with customary industry practices. Although holders of debt securities will not have possession of the debt securities, the DTC rules provide a mechanism by which those holders will receive payments and will be able to transfer their interests. Although the DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, because DTC can act only on behalf of DTC participants, the ability of holders of debt securities to pledge the debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the debt securities may be limited due to the lack of physical certificates for the debt securities.

Neither we nor the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only “holder of debt securities,” for purposes of the indenture, will be DTC or its nominee, the trustee will not recognize beneficial holders of debt securities as “holders of debt securities,” and beneficial holders of debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the indenture only at the direction of one or more DTC participants to whose accounts with DTC the related debt securities are credited.

All payments we make to the trustee will be in immediately available funds and will be passed through to DTC in immediately available funds.

Physical certificates will be issued to holders of a global security, or their nominees, if:

•	DTC advises the trustee in writing that DTC is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor; or

•	we decide in our sole discretion to terminate the book-entry system through DTC. (Section 305).

In such event, the trustee will notify all holders of debt securities through DTC participants of the availability of such physical debt securities. Upon surrender by DTC of a definitive global note representing the debt securities and receipt of instructions for reregistration, the trustee will reissue the debt securities in physical form to holders or their nominees. (Section 305).

Debt securities in physical form will be freely transferable and exchangeable at the office of the trustee upon compliance with the requirements set forth in the indenture.

No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required. (Section 305).

Consolidation, Merger or Sale by the Company

The indenture generally permits a consolidation or merger between us and another U.S. corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

•

the resulting or acquiring corporation, if other than us, assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and

•	immediately after the transaction, no event of default exists. (Section 801).

Even though the indenture contains the provisions described above, we are not required by the indenture to comply with those provisions if we sell all of our property and assets to another U.S. corporation if, immediately after the sale, that corporation is one of our wholly-owned subsidiaries. (Section 801).

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor corporation may exercise our rights and powers under the indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the indenture and under the debt securities. (Section 801).

Events of Default, Notice and Certain Rights on Default

Unless otherwise stated in the applicable prospectus supplement, an “event of default,” when used with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to deposit any sinking fund payment on debt securities of that series when due;

•

failure to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the debt securities of that series when that series is created. (Section 502).

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration. (Section 502).

The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of that series when an event of default occurs and continues.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

The indenture requires us to furnish an officer’s certificate to the trustee each year as to the knowledge of our principal executive, financial or accounting officer of our compliance with all conditions and covenants under the indenture. (Section 1008). The trustee will transmit by mail to the holders of debt securities of a series notice of any default.

Other than its duties in the case of a default, the trustee will not be obligated to exercise any of its rights or powers under an indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnification satisfactory to the trustee. (Section 603). If indemnification satisfactory to the trustee is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee. (Section 512).

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin the proceeding;

•	the trustee has not started the proceeding within 60 days after receiving the request; and

•

the trustee has not received directions inconsistent with the request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507).

The holders of not less than a majority in aggregate principal amount of any series of debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all debt securities of that series, any past default or event of default with respect to that series and its consequences. (Section 513). A default or event of default in the payment of the principal of, or premium or interest on, any debt security and certain other defaults may not, however, be waived. (Sections 508 and 513).

Modification of the Indenture

We, as well as the trustee for a series of debt securities, may enter into one or more supplemental indentures, without the consent of the holders of any of the debt securities, in order to:

•	evidence the succession of another corporation to us and the assumption of our covenants by a successor;

•	add to our covenants or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting debt securities that are not yet issued;

•	secure the debt securities;

•	establish the form or terms of debt securities not yet issued;

•	evidence and provide for successor trustees;

•	add, change or eliminate any provision affecting registration as to principal of debt securities;

•	permit the exchange of debt securities;

•	change or eliminate restrictions on payment in respect of debt securities;

•

change or eliminate provisions or add any other provisions that are required or desirable in accordance with any amendments to the Trust Indenture Act of 1939, which we refer to in this prospectus as the Trust Indenture Act, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indenture in any material respect; or

•	cure any ambiguity or correct any mistake. (Section 901).

In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected by the supplemental indenture, we and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of debt securities of that series. No such supplemental indenture may, however, without the consent of the holder of each debt security that is affected:

•	change the time for payment of principal or interest on any debt security;

•	reduce the principal of, or any installment of principal of, or interest on, any debt security;

•	reduce the amount of premium, if any, payable upon the redemption of any debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount debt security;

•	impair the right to institute suit for the enforcement of any payment on or for any debt security;

•

reduce the percentage in principal amount of the outstanding debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify the provisions relating to waiver of some defaults or any of the foregoing provisions;

•	change the currency of payment;

•	adversely affect the right to repayment of debt securities of any series at the option of the holders of those debt securities; or

•	change the place of payment. (Section 902).

Any supplemental indenture will be filed with the SEC as an exhibit to:

•	a post-effective amendment to the registration statement of which this prospectus is a part;

•	an annual report on Form 10-K;

•	a quarterly report on Form 10-Q; or

•	a current report on Form 8-K.

Defeasance and Covenant Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government obligations to pay the principal, interest, any premium and any mandatory sinking fund or analogous payments due to the stated maturity or a redemption date of the debt securities of a particular series, then at our option:

•

we will be discharged from our obligations for the debt securities of that series, the holders of the debt securities of the affected series will no longer be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities, and those holders may look only to the deposited funds or obligations for payment, which is referred to as “defeasance”; or

•

we will no longer be under any obligation to comply with certain covenants under the indenture as it relates to that series, and some events of default will no longer apply to us, which is referred to as “covenant defeasance.” (Sections 403 and 1501).

Unless the applicable prospectus supplement specifies otherwise and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

•

it must not result in a breach or violation of, or constitute a default or event of default under, the indenture, or result in a breach or violation of, or constitute a default under, any other of our material agreements or instruments;

•

certain bankruptcy-related defaults or events of default with respect to us must not have occurred and be occurring during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after that date;

•	we must deliver to the trustee an officer’s certificate and an opinion of counsel addressing compliance with the conditions of the defeasance or covenant defeasance; and

•	we must comply with any additional conditions to the defeasance or covenant defeasance that the indenture may impose on us. (Sections 403 and 1501).

In the event that government obligations deposited with the trustee for the defeasance of such debt securities decrease in value or default subsequent to their being deposited, we will have no further obligation, and the holders of the debt securities will have no additional recourse against us, for any decrease in value or default. If indicated in the prospectus supplement, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency in which debt securities of such series are payable.

We may exercise our defeasance option for the debt securities even if we have already exercised our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of default or an event of default with respect to the covenants to which the covenant defeasance is applicable. If, however, acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of our company or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement. (Section 301).

Governing Law

The indenture and the debt securities will be governed by, and construed under, the laws of the State of New York without regard to conflicts of laws principles thereof.

Regarding the Trustee

We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the indenture.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined under the Trust Indenture Act), it must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.001 per share, and 27,000,000 shares of preferred stock, par value $0.001 per share. As of April 30, 2009, 25,031,152 shares of our common stock were outstanding. As of the date of this prospectus, no shares of our preferred stock were outstanding.

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. This summary is not complete and is qualified in its entirety by reference to applicable Delaware law, our third amended and restated certificate of incorporation and our fourth amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Outstanding Shares and Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our third amended and restated certificate of incorporation and fourth amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Under the third amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 27,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting, liquidation and other rights of the holders of common stock.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Warrants

As of April 30, 2009, warrants exercisable for a total of 2,075,620 shares of our common stock were outstanding. Of these, warrants to purchase 190,457 shares of our common stock were issued to Z-KAT, Inc., our predecessor company, in exchange for the license of intellectual property and transfer of other assets. Pursuant to an exchange agreement between us, Z-KAT and certain creditors of Z-KAT, Z-KAT transferred the warrants for our common stock and a certain portion of the transferred Series A convertible preferred stock to the creditors in exchange for such creditors’ cancellation of outstanding debt.

Warrants to purchase 272,259 shares of our common stock were purchased by purchasers of our Series A convertible preferred stock for cash consideration of $0.03 per share. These warrants are immediately exercisable at an exercise price of $3.00 per share and will expire ten years after the date of issuance. These warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of common stock based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. These warrants also contain provisions for the adjustment of exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits or stock combinations, recapitalizations, reorganizations or reclassifications.

Warrants to acquire 1,290,323 shares of our common stock, at an exercise price of $7.44 per share, were purchased by certain accredited investors in connection with their purchase of shares of our common stock in October 2008 for cash consideration of $0.125 per warrant. These warrants became exercisable on April 29, 2009, will be exercisable for cash or by net exercise and have a term of seven years. Certain of the investors also received a second tranche of warrants to purchase 322,581 shares of our common stock, at an exercise price of $6.20 per share, that will become exercisable upon the earlier of our exercise of a call right to require certain of the investors to purchase additional warrants and shares of our common stock and the expiration of the call right. In addition to the warrants purchased upon exercise of the call right, these investors may receive an incremental number of additional warrants with the same exercise price if certain conditions are met. The additional warrants purchased and the incremental warrants will be immediately exercisable, if they are issued. The warrants issued in October 2008 contain, and the additional or incremental warrants will contain, provisions for the adjustment of exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits or stock combinations, recapitalizations, reorganizations or reclassifications.

Delaware Anti-Takeover Law and Provisions of our Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 generally defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of either the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation with the effect of increasing the proportionate share of stock of the corporation; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws. Provisions of our third amended and restated certificate of incorporation and fourth amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our third amended and restated certificate of incorporation and fourth amended and restated bylaws:

•

permit our board of directors to issue up to 27,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the board of directors; and

•

provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

Except as otherwise provided, the amendment of any of these provisions would require approval by the holders of at least a majority of our then outstanding common stock, voting as a single class.

NASDAQ Global Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “MAKO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services. The transfer agent and registrar’s address is 480 Washington Blvd., Jersey City, New Jersey, 07310.

DESCRIPTION OF WARRANTS

As of April 30, 2009, warrants exercisable for a total of 2,075,620 shares of our common stock were outstanding. See “Description of Capital Stock – Warrants” for a description of the outstanding warrants.

We may issue other warrants in the future for the purchase of debt securities, common stock or other securities. Warrants may be issued independently or together with debt securities or common stock offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants we may issue in the future does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement and/or other offering material.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the registration statement on Form S-3 filed under the Securities Act with respect to securities offered by this prospectus and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Definitive Proxy Statement on Schedule 14A filed April 30, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	our Current Reports on Form 8-K filed February 13, February 20, and April 28, 2009; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed February 14, 2008, and any amendment or report updating that description.

Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Investor Relations
MAKO Surgical Corp.
2555 Davie Road
Fort Lauderdale, FL 33317
(954) 927-2044
investorrelations@makosurgical.com

You can also find these filings on our website at www.makosurgical.com. We are not incorporating the information on our website other than these filings into this prospectus.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering material will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us or any selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement and/or other offering material, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated

in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

We may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, or exchangeable for or representing beneficial interests in such securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions, or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us or any selling stockholder may arrange for other broker-dealers to participate in the resales.

Each series of securities will be a new issue and, other than the common stock, which is listed on the NASDAQ Global Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for us and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

The financial statements of MAKO Surgical Corp. appearing in MAKO Surgical Corp.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

7,000,000 Shares

MAKO SURGICAL CORP.

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager
 Piper Jaffray

Leerink Swann

August 14, 2009